                                                                      EXHIBIT 12


                           Metro-Goldwyn-Mayer Inc.
                    Ratio of Earnings to Fixed Charges (1)



                                                Year Ended     January 1 to     October 11 to         Year Ended December 31,
                                               December 31,     October 10,      December 31,    ----------------------------------
                                                   1995            1996              1996           1997        1998        1999
                                               ------------    ------------     -------------    ----------  ----------  ----------
Pre-tax income (loss) before income taxes       $(168,374)      $(744,765)         $ 4,512       $(117,769)  $(147,467)  $(521,109)

Fixed Charges:
  Gross interest expense                           87,844          75,487           10,399          68,347      97,386     102,290
  Interest factor on rental expense                   655             672              248           1,041       1,192       1,426
                                                ----------------------------------------------------------------------------------

Total Fixed Charges                                88,539          76,159           10,647          69,388      98,578     103,716

  Add: amortization of capitalized interest         8,290          11,234                -           1,544       8,356      10,798
  Less: capitalized interest                      (21,498)         (4,112)            (524)        (15,242)    (16,775)    (15,845)
                                                ----------------------------------------------------------------------------------

Total earnings (loss)                           $ (93,043)      $(661,484)         $14,635       $ (62,079)  $ (57,308)  $(422,440)
                                                ----------------------------------------------------------------------------------
Ratio of Earnings to Fixed Charges                  (1.05)          (8.69)            1.37           (0.89)      (0.58)      (4.07)
                                                ==================================================================================
Deficiency For One-to-One Coverage              $ 181,582       $ 737,643          $     -       $ 131,467   $ 155,886   $ 526,156
                                                ==================================================================================

(1) The calculation of "Fixed Charges" does not include MGM's share of interest costs of its unconsolidated affiliates due to immateriality.